PENN SERIES FUNDS, INC.

AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

This Amendment is made and entered into as of October 1, 2018, and hereby amends the Investment Advisory Agreement (the “Agreement”), dated May 1, 2000, as amended and restated October 1, 2017, between Penn Mutual Asset Management, LLC (the “Adviser”) and Penn Series Funds, Inc. (the “Company”), on behalf of the International Equity Fund (the “Fund”), a series of the Company.

WHEREAS, the Company, pursuant to Section 3 of the Agreement, currently pays the Adviser fees based on the average daily net assets of the Fund at a rate specified in Schedule B to the Agreement as compensation for the advisory services the Adviser renders to the Fund; and

WHEREAS, the Adviser and the Company now desire to modify the fee rate paid by the Company on behalf of the Fund to the Adviser to reduce the overall fee paid to the Adviser set forth in Schedule B to the Agreement as specified below without any corresponding change to or reduction in the quality of the services currently provided to the Fund by the Adviser; and

WHEREAS, the parties wish to amend Schedule B to the Agreement to reflect the modified fee rate applicable to the Fund; and

WHEREAS, the parties agree that the fee rate modification specified below will be effective October 1, 2018.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

The investment advisory fee rate description for the International Equity Fund set forth in Schedule B to the Agreement is deleted in its entirety and replaced with the fee rate description below in lieu thereof.

International Equity Fund	0.83% of the first $227 million; 0.75% over $227 million.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective and duly authorized officers or representatives designated below as of the date first written above.

PENN SERIES FUNDS, INC., on behalf of the International Equity Fund		PENN MUTUAL ASSET MANAGEMENT, LLC

By:	/s/ David M. O’Malley	By:	/s/ Keith Huckerby
	David M. O’Malley		Keith Huckerby
	President		President and Chief Marketing Officer